CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

Date of Report   (Date of earliest event reported):         July 28, 1998

                        Best of America Corporation
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             (Exact name of registrant as specified in its charter)


        CoLorado                    33-26899-D             84-1082394
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(State or other jurisdiction       (Commission             (IRS Employer
     of incorporation)             File Number)         Identification No.)

674 Renior Avenue, Ste. 1, Baton Rouge, Louisiana                70806
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(Address of principal executive officers)              (Zip Code)

Registrant's telephone number, including area code:    504-926-0596
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Item 1.  Changes in Control of Registrant.

On July 28, 1998, with corporate funds of The Julian Rish Group, Inc., no part of which was borrowed, The Julian Rish Group, Inc. purchased 4,570,682 shares of common stock and 216,200 shares of preferred stock of the Issuer from American National Corporation and 576,279 shares of common stock of the Issuer from Marbane Construction Company. The purchase price of the stock was $80,000.00 paid in cash and the assumption of approximately $74,800.00 of debt from the Sellers and other related entities and individuals.

 As a result of the transaction discussed above, The Julian Rish Group, Inc. *beneficially owned* 5,146,961 shares of common stock and 216,200 shares of preferred stock of the Issuer. On July 28, 1998, there were 9,729,000 shares of common stock of the Issuer outstanding. The Julian Rish Group, Inc. beneficially owns 52.9% of the common stock of the Issuer and 100% of the preferred stock of the Issuer. As of July 28, 1998, Julian Rish *beneficially owned* 5,161,961 shares of common stock and 216,200 shares of preferred stock of the Issuer. Of those shares *beneficially owned* by Julian Rish, all but 15,000 shares of common stock of the Issuer are directly owned by The Julian Rish Group, Inc. As of July 28, 1998, Julian Rish *beneficially owned* 53.1% of the common stock of the Issuer and 100% of the preferred stock of the Issuer.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Best of America Corporation
                                        (Registrant)


Date:   August 7, 1998                         /s/ Julian P. Rish
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                                              Acting Secretary